PART II

OFFERING CIRCULAR

AMERICAN GAS & TECHNOLOGY LP

1270 SE Monmouth Cutoff Road

Dallas, OR 97338

Best Efforts Offering of up to 7,000,000 Limited Partnership Units at $7.00 per Unit

This prospectus relates to the offering and sale of up to seven million (7,000,000) Limited Partnership Units of the Company for an aggregate, maximum gross dollar offering of Forty-Nine Million and 00/100 ($49,000,000) Dollars (the “Offering”). The Offering is being made pursuant to Tier 2 of Regulation A, promulgated under the Securities Act of 1933. Each Limited Partnership Unit will be offered at Seven ($7.00) Dollars. There is a minimum purchase amount of $4,900. See “Securities Being Offered” beginning on page 32.

In this offering, the Company, American Gas & Technology LP, has registered and is offering 6,250,000 shares of our Limited Partnership Units and our selling members are offering 750,000 shares of our Limited Partnership Units. Investing in this offering involves high degree of risk, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 7.

This is our initial public offering and these units are being registered to permit public secondary trading. No public market currently exists for our Limited Partnership Units. The Offering price may not reflect the market price of our Limited Partnership Units after the Offering. Upon completion of this offering, we may attempt to have our Limited Partnership Units quoted on the OTCQB operated by OTC Markets Group, Inc. or on another marketplace. There is no assurance that the Units will ever be quoted on the OTCQB or any other marketplace. To be quoted on the OTCQB or any other marketplace, a market maker must apply to make a market in our Limited Partnership Units. As of the date of this offering circular, we have not made any arrangement with any market maker to quote our units.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”) and the relevant state regulators, as necessary. The offering will continue until the Company has sold all of the Units offered hereby or on such earlier date as the Company may terminate the Offering. The Units offered hereby are offered on a “best efforts” basis, and there is no minimum offering.

We have made no arrangements to place subscription proceeds or funds in an escrow, trust or similar account, which means that the proceeds or funds from the sale of our Units will be immediately available to us for use in our operations and once received and accepted are irrevocable. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE LIMITED PARTNERSHIP UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE LIMITED PARTNERSHIP UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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SHARES OFFERED BY THE COMPANY

			Underwriting
	Number of	Price to	discount and	Proceeds to	Proceeds to
	Units	Public (4)	commissions (1)	issuer (2)	other persons
Per Unit	1	$7	$0.70	$6.30	$0.00
Total Maximum	6,250,000	$43,750,000	$4,375,000	$39,375,000	$0.00

SHARES OFFERED BY SELLING MEMBERS (5)

			Underwriting
	Number of	Price to	discount and	Proceeds to	Proceeds to
	Units	Public (4)	commissions (3)	issuer	other persons
Per Unit	1	$7	$0.00	$7	$0.00
Total Maximum	750,000	$5,250,000	$0.00	$5,250,000	$0.00

(1)	We intend to use commissioned sales agents or underwriters. In no event will we pay sales commissions over 10% of sales.

(2)	The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, finder’s fees, selling and other costs incurred in the offering of the Units.

(3)	Our selling members do not intend to use commissioned sales agents or underwriters.
(4)

The Units are offered in denominations of $7.00 and any even multiple thereof. There is a minimum subscription amount of $4,900. Anyone wishing to purchase less than the minimum subscription amount must petition the General Partner for approval at the contact information provided in Part I of this Offering Statement.

(5)

Selling members will not begin registering or selling their units until at least 3,000,000 units have been sold by the Company in this offering. Then they have the option but may not elect to sell their units.

We are following the “Offering Circular” format of disclosure under Regulation A.

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The date of this Preliminary Offering Circular is February 16, 2017

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TABLE OF CONTENTS

Summary Information	6
Risk Factors	10
Dilution	15
Selling Unitholders	17
Plan of Distribution	18
Use of Proceeds	19
Description of Business	21
Description of Properties	24
Management’s Discussion and Analysis	25
General partner, Executives, and Significant Employees	27
Executive Compensation	29
Securities Ownership of Management and Control Persons	30
Interest of Named Experts	31
Securities Being Offered	32
Financial Statements	33
Exhibits	55
Signatures	46

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THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

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1.	SUMMARY OF INFORMATION IN OFFERING CIRCULAR

As used in this prospectus, references to the “Company,” “we,” “our”, “us” or “Company Name” refer to American Gas & Technology LP, an Oregon limited partnership, unless the context otherwise indicated.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

The Company
Organization:	We were incorporated under the laws of the State of Oregon on September 10, 2015. Our principal office is located at 1270 SE Monmouth Cutoff Road Dallas, OR 97338
Capitalization:	Our certificate of limited partnership does not restrict the number of Limited Partnership Units we may issue. As of the date of this Prospectus there are 13,000,000 Limited Partnership Units issued and outstanding. Our certificate of limited partnership does not provide for the issuance of any preferred partnership units or other class of equity securities.
Management:	Our general partner is LNG Management Services Inc., an Oregon corporation (“LNG Management”). LNG Management’s registered agent address is 1270 SE Monmouth Cutoff Road Dallas, OR 97338. Raymon E. Tate, Jr. serves as LNG Management’s Chief Executive Officer. Raymon E. Tate, Jr., together with Tim C. Tight and Michael R. Tate, serve as LNG Management’s Board of Directors. LNG Management holds 100,000 of American Gas & Technology LP’s Limited Partnership Units.
Controlling Members:	Raymon Tate holds 11,842,450 Limited Partnership Units, which constitutes over 91% of our currently outstanding units. As such, Mr. Tate will be able to exert a significant influence over the affairs of the Company at the present time, and will continue to do so after the completion of the offering
Independence:	We are not a blank check company, as such term is defined by Rule 419 promulgated under the Securities Act of 1933, as amended, as we have a specific business plan and we presently have no plans or intentions to engage in a merger or acquisition with an unidentified company, companies, entity or person.
Our Business
Description of Operations:

American Gas & Technology LP is a revolutionary energy technology company that plans to partner with commercial fleet businesses and install our liquefied natural gas (“LNG”) stations onsite. We are a development stage company, and we expect to use substantially all of the net proceeds from this offering to manufacture and install our liquefied natural gas stations. We currently focus on the Western United States.

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Historical Operations:	Since inception, the Company has limited operations consisting primarily of fundraising, preliminary marketing efforts, preparation of our building for operations and preparing for this offering. As of September 30, 2016, we have an accumulated deficit of $142,209. Funding and equity in this period was spent acquiring technology and prototypes and we are in the process of refurbishing the prototypes so that they can be demonstrated to potential customers and investors. On June 30, 2016 Ramon Tate transferred to the Company in exchange for partnership units 100% ownership of all intellectual property associated with the LNG stations and future products and two demonstration LNG stations. The combined technology package represented $45 million of cash, equipment and labor investment. On June 30, 2016 Mr. Tate also executed an Assignment Agreement to transfer all ownership of the property in Dallas, Oregon consisting of two buildings totaling 132,000 square feet on 8.8 acres of land in the future after this offering has been approved. This transfer includes a $338,000 holdback reserve to be paid to Company and the Company’s taking on the $4,725,000 first and second mortgage. The most recent broker opinion analysis valued the property at $12-15 million.
Current Operations:	The Company is currently focused on fundraising, marketing, preparing our offices and manufacturing building, refurbishing and upgrading the LNG sales demonstration station and sourcing our capital raise requirements.
Growth Strategy:

The Company will seek to begin our business strategy upon completion of this offering. The timing of commencement of operations may be influenced by our relative success of this offering. We may not raise sufficient proceeds through this offering in order to fully execute our business plans.

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The Offering

Through this offering we will register a total of 7,000,000 Limited Partnership units. These units represent 6,250,000 additional units to be issued by us and 750,000 units to be offered by our selling members. We may endeavor to sell all 6,250,000 units after this registration becomes qualified. Upon qualification of this offering statement, the selling members may also sell their own units, subject to certain limitations. The price at which the company offers these units is fixed at $7.00 per unit for the duration of the offering. The selling members will also sell their units at a fixed price of $7.00 per unit. We will receive all proceeds from the sale of our units less any applicable sales commissions. We will not receive any proceeds from the selling members.

Class of Securities Offered:	Limited Partnership Units, no par value.
No. of Units being offered by the Company:	6,250,000 Limited Partnership Units
No. of Units being offered by the Selling Members:	750,000 Limited Partnership Units
Offering Price:	The Company intends to offer the Limited Partnership Units at a fixed price of $7.00 per Unit. There is a $4,900 minimum purchase amount unless a lower amount is approved by the general partner.
No. of Units Outstanding:	As of the date of this Prospectus, there are 13,000,000 Limited Partnership Units issued and outstanding.
No. of Units after the Offering:	If the Company is successful in placing all 6,250,000 Limited Partnership Units here offered, then after the offering there will be 19,250,000 Limited Partnership Units issued and outstanding.
Termination of the Offering:	The offering will commence as of the effective date of this Prospectus and will terminate on the sooner of the sale of the maximum number of Units being sold, twelve months from the effective date of this Offering Statement or the decision by Company management to deem the offering closed.
Offering Cost:	We estimate our total offering registration costs to be $20,000. If we experience a shortage of funds prior to funding, our majority member has verbally agreed to advance funds to the Company to allow us to pay for offering costs, filing fees, and correspondence with our members; however, our majority member has no legal obligation to advance or loan funds to the Company.
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Market for our Limited Partnership Units:	Our Limited Partnership Units are not listed for trading on any exchange or automated quotation system. We may seek to obtain a listing, although there can be no guarantee that we will be able to file and later have declared effective, a registration statement made pursuant to the Exchange Act of 1934. Moreover, there can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTCQB Marketplace; nor can there be any assurance that such an application for quotation will be approved.
Best Efforts Offering:

We are offering Limited Partnership Units on a “best efforts” basis through our majority member, Raymon Tate, who will not receive any discounts or commissions for selling the Units. We intend to use commissioned sales agents or underwriters. In no event will we pay sales commissions over 10% of sales. There is no minimum number of Units that must be sold in order to close this offering.

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2.	RISK FACTORS

Investing in our Company involves risk. In evaluating the Company and an investment in the Limited Partnership Units, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering circular. Each of these risk factors could materially adversely affect American Gas & Technology’s business, operating results or financial condition, as well as adversely affect the value of an investment in our Units. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

Our having generated no revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of September 30, 2016, we have generated no revenues. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues and expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our Unit price.

The company has realized significant operating losses to date and expects to incur losses in the future

The company has operated at a loss since inception, and these losses are likely to continue. The Company’s net loss for the period inception through December 31, 2015 was $160, and for the nine-month period ending September 30, 2016 was $142,049. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The Company has limited capitalization and a lack of working capital and as a result is dependent on raising funds to grow and expand its business.

The Company lacks sufficient working capital in order to execute our business plan. The ability of the Company to move forward with its objective is therefore highly dependent upon the success of the offering described herein. Should we fail to obtain sufficient working capital through this offering we may be forced to abandon our business plan.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

We have less than one year of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

We are a recently organized limited partnership with a limited operating history, and we may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our members.

We were formed on September 10, 2015, and we have a limited operating history. Our financial condition, results of operations and ability to make or sustain distributions to our members will depend on many factors, including:

•	our ability to identify potential customers and create relationships;

•	our ability to enter into contracts with customers on favorable terms;
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•	our ability to contain restoration, maintenance, marketing and other operating costs;

•	our ability to absorb costs that are beyond our control, such as taxes, insurance premiums, litigation costs and compliance costs;

•	our ability to respond to changes in demand in our markets; and

•	economic conditions in our markets, as well as the condition of the economy generally.

We are dependent on the sale of our securities to fund our operations.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs.  Neither or general partner nor any of our members have made any written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity or debt securities. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

The Company is dependent on key personnel and loss of the services of any of these individuals could adversely affect the conduct of the company's business.

Our business plan is significantly dependent upon the abilities and continued participation of our general partner. It would be difficult to replace any of them at such an early stage of development of the Company. The loss by or unavailability to the Company of their services would have an adverse effect on our business, operations and prospects, in that our inability to replace them could result in the loss of one’s investment. There can be no assurance that we would be able to locate or employ personnel to replace our general partner should their services be discontinued. In the event that we are unable to locate or employ personnel to replace our general partner we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Our Certificate of Limited Partnership and Limited Partnership Agreement limit the liability of, and provide indemnification for, our general partner.

Our Certificate of Limited Partnership generally limits our general partner’s personal liability to the Company and its members for breach of fiduciary duty as our general partner except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Certificate of Limited Partnership and Limited Partnership Agreement, provide indemnification for our general partner to the fullest extent authorized by the Oregon General Corporation Law against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by our general partner in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding") to which the general partner is made a party or is threatened to be made a party, or in which the general partner is involved by reason of the fact that he is or was our general partner of the Company, or is or was serving at the request of the Company whether the basis of the Proceeding is an alleged action in an official capacity as our general partner, or in any other capacity while serving as our general partner. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the general partner for liabilities incurred in connection with its good faith acts for the Company.  Such an indemnification payment might deplete the Company's assets. Members who have questions regarding the fiduciary obligations of the general partner of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

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The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Risks Relating to Our Business

We have limited control over the activities on the properties our operations will take place on.

Our LNG Stations will be operated at other companies’ sites and will be monitored and operated by their employees. As a result, we have limited ability to influence or control the operation, including compliance with environmental, safety and other regulations. These limitations and our dependence on the operator could cause us to incur unexpected future costs, result in damages to the LNG Station and materially and adversely affect our financial conditions and results of operations.

Our insurance may not protect us against all of the operating risks to which our business is exposed.

The natural gas business involves numerous operating hazards such as well blowouts, mechanical failures, explosions, uncontrollable flows of natural gas, fires, formations with abnormal pressures, hurricanes, flooding, pollution, releases of toxic gas and other environmental hazards and risks, which can result in (i) damage to or destruction of production facilities, (ii) damage to or destruction of formations, (iii) injury to persons, (iv) loss of life, or (v) damage to property, the environment or natural resources. While we carry general liability insurance, and intend to carry additional insurance to cover mechanical breakdowns and the ensuing business interruptions, we are not fully insured against all risks incident to our business.

We face strong competition from larger oil and gas companies.

Our competitors include major oil and gas companies. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than ours. We may not be able to successfully conduct our operations, evaluate and select suitable business partners and consummate transactions in this highly competitive environment.

We will be dependent on our customers to remain active and reliant on liquefied natural gas.

Because we will be making a large initial investment in obtaining customers – including, at least, setting up out LNG Station at their location(s) and converting their vehicles to run on liquefied natural gas – our profitability will be dependent on our customers remaining active and profitable. We will take all reasonable and necessary steps in choosing and reviewing our business partners, but in the event that our customers do unexpectedly go out of business or substantially change their business plans such that their reliance on our liquefied natural gas diminishes, we could fail to recuperate the initial monies paid to set up their company to use liquefied natural gas. In the event that a large number of our customers go out of business or substantially decrease their reliance on our liquefied natural gas, our losses could too great for the company to bear.

Our operations are dependent upon the availability of natural gas; material decreases in supplies may adversely affect our sales and results of operations.

The availability of natural gas is essential to our operations. A material decline in natural gas could affect our profitability. Such a material decline in product supplies may be caused by natural disasters, adverse weather conditions, terrorist attacks and other events beyond our control. Such a shortage could have a material adverse effect on our product supplies and negatively affect our sales revenues.

A Substantial Or Extended Decline In Gasoline Prices May Adversely Affect Our Business, Financial Condition Or Results Of Operations And Our Ability To Meet Our Financial Commitments.

The price we receive for our liquefied natural gas products influences our potential revenues, our access to capital and ability to grow our business. The price we charge for our product will be dependent on the price of gasoline – we’ll offer our product at a fixed discount to the current gasoline prices. A substantial decline in gasoline prices would decrease our revenues and could cut into our profits. Gasoline is subject to wide price fluctuations in response to relatively minor

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changes in supply and demand. Historically, the markets for gasoline have been volatile and will likely continue to be so in the future.

We may be dependent upon a relatively small number of customers for our revenues; should we lose any such customers, our revenues will be negatively impacted

We expect to derive our revenues, if any, from a small number of significant customers for the foreseeable future. Events that adversely affect the business operations of any one or more of significant customers may adversely affect our financial condition or results of operations. Therefore, we are indirectly subject to the business risks of significant customers, which could result in a material decline in the use of our product, and cause our revenues and results of operations to decline.

Our operations and sales volumes are dependent upon demand for petroleum products by customers; any decrease in this demand could adversely affect our business.

Our business depends in large part on the demand for our liquefied natural gas products by our customers. Our earnings and cash flow are dependent on this demand. The supply of and demand for our products can be affected by, among other things, changes in our customers’ business that affects their reliance on transportation.

Our business involves many hazards and operational risks, including adverse weather conditions, which could cause us to incur substantial liabilities and increased operating costs.

Our operations are subject to the many hazards inherent in the storage and transportation of products, including:

•	leaks or accidental releases of products or other materials into the environment, whether as a result of human error or otherwise;
•	explosions, fires, accidents, mechanical malfunctions, faulty measurement and other operating errors; and
•	acts of terrorism or vandalism.

If any of these events were to occur, we could suffer substantial losses because of personal injury or loss of life, severe damage to and destruction of tanks, pipelines and related property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations and potentially substantial unanticipated costs for the repair or replacement of property and environmental cleanup. In addition, if we suffer accidental releases or spills of products at our LNG stations, we could be faced with material third-party costs and liabilities, including those relating to claims for damages to property and persons.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our members.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

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Risks Related to Our Securities

There is no current established trading market for our Limited Partnership Units and if a trading market does not develop, purchasers of our securities may have difficulty selling their securities

There is currently no established public trading market for our Limited Partnership Units and an active trading market in our securities may not develop or, if developed, may not be sustained.  While we may seek a quotation on a major national exchange or automated quotation system in the future, there can be no assurance that any such trading market will develop, and purchasers of the Units may have difficulty selling their Units should they desire to do so. No market makers have committed to becoming market makers for our Limited Partnership Units and none may do so.

The offering price of the Units being offered herein has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the Units being registered.

Currently, there is no public market for our Limited Partnership Units.  The offering price for the Units in this offering has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value.  Thus, investors should be aware that the offering price does not reflect the market price or value of our Limited Partnership Units.

We may, in the future, issue additional Limited Partnership Units, which would reduce investors’ percent of ownership and may dilute Unit value.

Our certificate of limited partnership does not restrict the number of Limited Partnership Units we may issue. As of the date of this prospectus the Company had 13,000,000 Units outstanding. The future issuance of Limited Partnership Units may result in substantial dilution in the percentage of our Units held by our then existing members. We may value any Units issued in the future on an arbitrary basis. The issuance of Units for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Units held by our investors, and might have an adverse effect on any trading market.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our Limited Partnership Units to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

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3.	DILUTION

If you purchase any of the Units offered by this prospectus, your ownership interest will be diluted to the extent of the difference between the initial offering price per Unit and the pro forma as adjusted net tangible book value per Unit of our Limited Partnership Units immediately after this offering. Dilution results from the fact that the initial offering price per Unit is substantially in excess of the book value per Unit attributable to the existing members for the presently outstanding Units. As of September 30, 2016, our net tangible book value was $2,924,377 or $0.22 per Limited Partnership Unit. Net tangible book value per Unit represents the amount of our total tangible assets (excluding deferred offering costs) less total liabilities, divided by 13,000,000, the number of Limited Partnership Units outstanding at September 30, 2016.

The following table sets forth as of September 30, 2016, the number of Units purchased from us and the total consideration paid by our existing members and by new investors in this offering if new investors purchase 25%, 50%, 75% or 100% of the offering, after deduction of offering expenses, assuming a purchase price in this offering of $7.00 per Limited Partnership Unit.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Price Per unit	$7.00	$7.00	$7.00	$7.00
Post Offering Net Tangible Book Value	$13,836,877	$24,774,377	$35,711,877	$46,649,377
Post Offering Net Tangible Book Value Per unit	$0.95	$1.54	$2.02	$2.42
Pre-Offering Net Tangible Book Value Per unit	$0.22	$0.22	$0.22	$0.22
Increase (Decrease) Net Tangible Book Value Per Unit After Offering for Original Unitholder	$0.73	$1.31	$1.79	$2.20
Dilution Per Unit for New Unitholders	$6.05	$5.46	$4.98	$4.58
Percentage Dilution Per Unit for New Unitholders	86.43%	78.05%	71.16%	65.38%

Capital Contribution by Purchasers of Units	$10,937,500	$21,875,000	$32,812,500	$43,750,000
Capital Contribution by Existing Units	$3,066,585	$3,066,585	$3,066,585	$3,066,585
% Contribution by Purchasers of Units	78.10%	87.70%	91.45%	93.45%
% Contribution by Existing Unitholder	21.90%	12.30%	8.55%	6.55%
# of Units After Offering Held by Public Investors	1,562,500	3,125,000	4,687,500	6,250,000
# of Units After Offering Held by Existing Investors	13,000,000	13,000,000	13,000,000	13,000,000
Total Units Issued and Outstanding	14,562,500	16,125,000	17,687,500	19,250,000
% of Units - Purchasers After Offering	10.73%	19.38%	26.50%	32.47%
% of Units - Existing Unitholder After Offering	89.27%	80.62%	73.50%	67.53%

Assuming the Issuer sells the entire offer of 6,250,000 Units, after giving effect to the sale of units in this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2016, would have been $46,649,377, or $2.42 per unit. This amount represents an immediate increase in the as adjusted net tangible book value of $2.20 per unit to our existing members and an immediate dilution in the as adjusted net tangible book value of approximately $4.58 per unit to new investors purchasing

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Limited Partnership units in this offering. We determine dilution by subtracting the as adjusted net tangible book value per unit after the offering from the amount of cash that a new investor paid for one (1) Limited Partnership Unit.

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4.	SELLING UNITHOLDERS

The units being offered for resale by the selling unitholders consist of 750,000 of our Limited Partnership Units held by one (1) unitholder.

The following table sets forth the name of the selling unitholder, the number of limited partnership units beneficially owned by the selling unitholder as of February 16, 2017 and the number of Limited Partnership Units being offered by the selling unitholder. The units being offered hereby are being registered to permit public secondary trading, and the selling unitholder may offer all or part of the units for resale from time to time once the Company has sold 3,000,000 Limited Partnership Units in the offering. However, the selling unitholder is under no obligation to sell all or any portion of such units nor is the selling unitholder obligated to sell any units immediately upon effectiveness of this offering circular. All information with respect to share ownership has been furnished by the selling unitholder.

*The column “Percent of Limited Partnership Units owned after offering (if all units are sold)” includes the units also registered by the Company to be sold pursuant to this offering. This amounts to an additional 6,250,000 units.

Name of selling unitholder	Number of Limited Partnership Units owned prior to offering	Number of Limited Partnership Units to be sold	Number of Limited Partnership Units owned after offering (if all units are sold)	Percent of Limited Partnership Units owned after offering (if all units are sold)
Raymon E. Tate, Jr.	11,842,450	750,000	11,092,450	57.6%

Note: Mr. Raymon E. Tate, Jr. is the Chief Executive Officer and a Director of our general partner.

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5.    PLAN OF DISTRIBUTION

The Company is offering a maximum of 6,250,000 Limited Partnership Units on a no minimum, “best efforts” basis. We will sell the Units ourselves and also intend to use commissioned sales agents or underwriters. In no event will we pay sales commissions over 10% of sales. We will be selling our Units using our best efforts and no one has agreed to buy any of our Units. This prospectus permits our general partner to sell the Units directly to the public, with no commission or other remuneration payable to them for any Units they may sell. There is no minimum amount of Units we must sell so no money raised from the sale of our Units will go into escrow, trust or another similar arrangement. There is a minimum purchase amount of $4,900 per investor, anyone wishing to purchase less than the minimum subscription amount must petition the general partner for approval at the contact information provided in Part I of this Offering Statement.

The Units are being offered by Raymon Tate, the Company’s majority member and Chief Executive Officer and Director of the Company’s general partner. Mr. Tate will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the Units. No sales commission will be paid for Units sold by Mr. Tate. Mr. Tate is not subject to a statutory disqualification and is not associated persons of a broker or dealer.

Additionally, Mr. Tate primarily performs substantial duties on behalf of the registrant otherwise than in connection with transactions in securities. Mr. Tate has not been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and he has not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

One (1) current unitholder reserves the right to offer for sale up to 750,000 Limited Partnership Units once the Company has sold at least 3,000,000 Limited Partnership Units. The Company may endeavor to help the current unitholder sell these units on their behalf. In no event will the company, or any commissioned sales agents, underwriters, or broker-dealers affiliated with the company, sell any of the units being offered for re-sale until after the company has sold 3,000,000 Units themselves. Thereafter, no more than one-half (50%) of the sales, either by the company or by any commissioned sales agents, underwriters, or broker-dealers, will be on behalf of the selling unitholder.

The offering will terminate upon the earlier to occur of: (i) the sale of all 7,000,000 Limited Partnership Units being offered, or (ii) 365 days after this registration statement is declared effective by the Securities and Exchange Commission. The general partner reserves the right to terminate this offer early for any reason.

We may pay selling commissions to participating broker-dealers who are members of FINRA for Units sold by them, equal to a percentage of the purchase price of the Limited Partnership Units. We may pay finder’s fees to persons who refer investors to us. We may also pay consulting fees to consultants who assist us with the Offering, based on invoices submitted by them for advisory services rendered. Consulting compensation, finder’s fees and brokerage commissions may be paid in cash. We may also reimburse them for due diligence and marketing costs on an accountable or non-accountable basis. We have not entered into selling agreements with any broker-dealers to date, though we may engage a FINRA registered broker-dealer firm for offering administrative services. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.

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6.    USE OF PROCEEDS TO ISSUER

We estimate that, at a per Unit price of $7.000 the net proceeds from the sale of the 6,250,000 Units in this Offering will be approximately $39,305,700, after deducting the estimated offering expenses of approximately $4,444,300, which included fees and commissions.

We will utilize the net proceeds from this offering to bring our production facility online, begin manufacturing our liquefied natural gas stations, general company operations, and the installation and operation of our initial LNG stations.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the company. For further discussion see the Company’s Plan of Operation.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds
Units	1,562,500	3,125,000	4,687,500	6,250,000
Gross Proceeds	$10,937,500	$21,875,000	$32,812,500	$43,750,000
Total Before Expenses	$10,937,500	$21,875,000	$32,812,500	$43,750,000

Offering Expenses
Legal & Accounting	$21,500	$21,500	$21,500	$21,500
Publishing/EDGAR	$2,000	$2,000	$2,000	$2,000
Transfer Agent	$12,900	$23,900	$34,800	$45,800
Fees and Commissions (10%)(1)	$1,093,800	$2,187,500	$3,281,300	$4,375,000
Total Offering Expenses	$1,130,200	$2,234,900	$3,339,600	$4,444,300
Amount of Offering Proceeds Available for Investment	$9,807,300	$19,640,100	$29,472,900	$39,305,700

Expenditures
Manufacturing and Fabrication Equipment	$2,000,000	$2,000,000	$8,500,000	$8,500,000
Production Engineering	$600,000	$1,200,000	$2,000,000	$2,000,000
R&D	$250,000	$1,250,000	$2,250,000	$2,250,000
SG&A	$600,000	$1,000,000	$1,500,000	$2,000,000
LNG Fueling Stations	$3,432,000	$8,250,000	$8,995,200	$14,747,600
Conversions	$1,801,200	$4,503,000	$4,658,040	$7,645,410
Facilities	$745,000	$685,000	$757,500	$757,500
Working Capital Reserves	$379,100	$752,100	$812,160	$1,405,190
Total Expenditures	$9,807,3000	$19,640,100	$29,472,900	$39,305,700

(1)	This is the maximum amount of commission. The Company may realize greater net proceeds.
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The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding to fully implement our business plan.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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7.    DESCRIPTION OF BUSINESS

Our Company

American Gas and Technology LP (AG&T) is a revolutionary energy technology company providing the world’s ideal environmental alternative to gasoline and diesel – liquefied natural gas (LNG). Our patented, nano-scale, fully-automated refueling station, which is located onsite in the customer’s fleet yard, takes natural gas from the local utility company’s existing underground distribution network and produces, stores and dispenses LNG – a clean-burning, high-octane transportation vehicle fuel.

This liquid fuel can then be dispensed into vehicles that AG&T has converted to run on LNG. Our initial target market is fleet vehicles.

According to the National Academy of Sciences and the National Climate Assessment (NCA), climate change caused by greenhouse gases is very real. Former Department of Energy (DOE) Secretary Steven Chu, who also won the Nobel Prize in Physics (1997), is also quoted as saying that natural gas is the "genuine transition fuel" of the future.

America has sufficient reserves of clean-burning, low-cost natural gas to supply our domestic fuel needs for the next 100 years. And there is adequate existing technology to convert vehicles that currently use gasoline and diesel to operate with natural gas. In the world there are over 20 million natural-gas vehicles and yet in the U.S. there are only 160,000. The U.S. market is poised to grow dramatically.

As America’s fleets use more domestic natural gas as a vehicle fuel, they will buy less foreign oil making America less dependent on foreign countries, saving money, creating more jobs for Americans, and cleaning up our environment at the same time. Natural gas is ultra-clean; it reduces greenhouse gas emissions and significantly cleans up our air. Natural gas provides lower fuel costs and lower vehicle maintenance costs for vehicle operators. Today’s new technology can produce natural gas vehicle fuel and make it conveniently available almost anywhere.

Since fleets use approximately 40% of our transportation fuels, they would be the most important transportation segment to initially change. Vehicle fleet operators all around the world are now switching to natural gas to achieve these environmental and economic benefits.

But compressed natural gas (CNG) does not provide adequate range for most fleet vehicles so liquefied natural gas (LNG) is the preferred fuel as an alternative to gasoline and diesel as long as the challenge of supply and convenience can be resolved. AG&T has introduced a solution that solves all of the challenges of LNG and can rapidly accelerate the adoption of this ideal fuel.

This solution is making the LNG fuel onsite in the customer’s fleet vehicle yard rather than trucking the LNG fuel long distances over surface roads. Instead the local utility’s existing underground pipeline network brings the natural gas right to the site where it is converted to LNG. To make this extremely compelling for fleet operators, AG&T provides a turn-key solution with no out-of-pocket cost to the fleet customers. The customers just agree to purchase their fuel from AG&T at a discount to the local floating price of gasoline or diesel.

Because the raw feedstock cost of the natural gas that goes into making the LNG is currently less than $0.50 per gasoline-gallon equivalent, this provides significant opportunities for significant profits, even when sharing those profits with the customer.

Zeus Intelligence reports that of the 34 liquefied-natural-gas (LNG) plants in the United States the average production is nearly 100,000 gallons per day. What makes America Gas & Technology unique is our ability to produce LNG down to 300 gallons per day (nano-scale). AG&T liquefiers are portable and are scalable to fit the customized fuel needs of any sized fleet operator anywhere in the world.

What makes the investment prospects exciting with AG&T is simply the size of the market and how much fuel is actually consumed on an annual basis by a typical fleet operator. For example, a typical fleet vehicle consuming just one tank of fuel per day can utilize upwards of 4,000 gallons per year. Even with a small fleet operator you’re talking about tens of

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thousands of gallons of fuel and an enormous cost of doing business. Under AG&T's fuel cost savings program AG&T strives to pass on upwards of a 15% savings to fleet operators while pocketing the balance for investors. Again, the beauty of this is simply in the power of numbers and how much fuel a typical fleet operator actually consumes every year.

AG&T believes that fleet operators sensitive to the environment and the problems associated with climate change will be attracted to liquefied natural gas (LNG) as a clean low-cost alternative transportation fuel. That is especially true if that can be done without the fleet operator’s incurring a capital cost and LNG can be provided at a price point below or equal to gas and diesel prices.

With proceeds from AG&T's current Private Placement Offering, funds are purposed to finish tooling up our newly-purchased 132,000 square-foot manufacturing and corporate headquarters plant in Dallas, Oregon, sixty miles south of Portland, Oregon and to jump start our initial production processes.

Products

While the majority of AG&T’s revenue will come from the sale of liquefied natural gas (LNG), the important breakthrough is AG&T’s LNG Station technology. AG&T’s LNG Stations are portable. They transport easily on a flatbed trailer and are small enough to fit onto an average fleet-yard driveway. This size advantage allows LNG Stations to be deployed directly where they are needed. AG&T has three primary target audiences:

•	Fleet Vehicle Operators - For transportation fuels
•	Landfill Waste Management - Gas remediation to energy solutions
•	Oil & Gas Drilling Sites - Fugitive gas emission management & control

AG&T has two primary station sizes. The L-300 produces 300 LNG gallons per day (approximately 200 gasoline-gallon equivalents (GGE) per day) and the L-1800 produces 1,800 LNG gallons per day (approximately 1,200 GGE per day). Due to their small size, AG&T LNG Stations are scalable to meet the customized demand requirements of a wide variety of users. For example, this is a specific advantage for landfill remediation, where landfill gases may take upwards of 15 years to peak and another 15 years to decline. The ability to add to and subtract from overall capacity illustrates perfectly the benefits of nano-scale liquefaction.

AG&T’s Technology

The Company owns significant technology (“AG&T’s Technology”) -- which include patents, knowhow and other patentable intellectual property researched and developed by the Founder and other members of the Management Team -- to produce natural gas vehicle stations and conversions. AG&T has received four patents covering 60 claims for its technology with approximately 50 more claims yet to be filed. These patents resulted from more than 20 years of research, development, prototyping and testing and $45 million of cash, equipment and labor investment. AG&T’s technology enables onsite production of ultra-pure LNG and CNG. The nano-scale station technology includes natural gas purification, LNG production, CNG production, fuel storage and onsite fuel dispensing — at each customer’s location. The technology has been developed, prototyped and fully-tested, and is now ready for manufacturing and distribution. In addition to patent protection, AG&T's equipment is highly technical, complicated and very difficult to replicate. In a nutshell, Management believes this to be a very strong barrier to entry for our potential competitors. Also, the AG&T nano-scale onsite approach enables us to deliver LNG fuel cheaper than our competition because our capital costs are approximately 50% of our competitors.

Third-Party Validation

U.S. Department of Energy – Brookhaven National Laboratory Report

"Based upon direct observations, the L-20001 is capable of manufacturing and storing Liquefied Natural Gas manufactured directly from pipeline natural gas."

1.	The L-2000 is the intellectual predecessor of our LNG Stations, based on the same patents we now hold.

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Employees:

Currently, the company has 10 full time employees. The company may hire a number of employees as needed after effectiveness of this offering primarily to support our acquisition and development efforts.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which our general partner or any of their respective affiliates, or any beneficial member, is an adverse party or has a material interest adverse to our interest.

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8.    DESCRIPTION OF PROPERTY

Our principal offices include a 31,000 square-foot administration headquarters building and a 101,000 square-foot manufacturing building, located on 8.8 acres at 1270 SE Monmouth Cutoff Road Dallas, OR 97338. On June 30, 2016, Raymon Tate exchanged a future assignment of 100% ownership of the property for Limited Partnership Units in the Company. In a December 14, 2016, broker opinion analysis the property value was estimated at between $12-15 million.

We do not currently lease or own any other real property.

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9.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The company was incorporated in Oregon on September 10, 2015. Our principal executive offices are located at 1270 SE Monmouth Cutoff Road Dallas, OR 97338. We are a revolutionary energy technology company that plans to partner with commercial-fleet businesses and install our liquefied-natural-gas stations onsite. We expect to use substantially all of the net proceeds from this offering to manufacture and install liquefied natural gas stations.

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and staff and raising capital. Accordingly, the Company is considered to be in the development stage, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced. The Company has generated no revenues from operations and therefore lacks meaningful capital reserves.

Operating Results

As of September 30, 2016, we have not generated any revenues and incurred expenses of $142,209. Our operating expenses consist of the costs incurred in organizing the company and this offering, as well as fundraising and marketing. As a result, our net loss for the period from inception through September 30, 2016, was $142,209.

To meet our need for cash we are attempting to raise money from this offering. The maximum aggregate amount of this offering will be required to fully implement our business plan. If we are unable to successfully generate revenue, we may quickly use up the proceeds from this offering and will need to find alternative sources. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

Liquidity and Capital Resources

As of September 30, 2016, the Company had $50,105 in cash, $338,000 in holdback reserve expected by February of 2017 and will be taking on first and second mortgage liabilities of $4,725,000 after this offering is approved. As of September 30, 2016, the Company has incurred total expenses since inception of $142,209, related to administrative, fundraising, marketing, and research. In management’s opinion, the Company’s cash position is insufficient to maintain its operations at the current level for the next 12 months. We are attempting to raise funds to proceed with our plan of operation. The Company hopes to raise $20,000,000 in this Offering. If we are successful at raising the maximum amount of this offering, we believe that such funds will be sufficient to fund our expenses over the next twelve months.

We are highly dependent upon the success of this offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available, because we are a development-stage company with no operations to date, we would likely have to pay additional costs associated with high-risk loans and be subject to an above-market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, the Company would be required to cease business operations. As a result, investors would lose all of their investment.

Off-Balance Sheet Arrangements

As of September 30, 2016, we did not have any off-balance sheet arrangements.

Plan of Operations

Our plan of operations for the next twelve (12) months is as follows:

1.	Manufacturing (6-12 months)

Bring manufacturing facility online, build beta units for use in demonstrations, and build first production units.

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Estimated cost: The Company is allocating $2,500,000 to get the production facility acquired and do the necessary renovations, and a further $4,000,000 to purchase all the necessary equipment, machinery and hardware to begin production. The Company is allocating $2,400,000 to build the liquefiers and convert vehicles for demonstrations.

2.	Marketing.

Begin road shows and advertising campaigns, and meet directly with businesses to demonstrate our liquefied- natural-gas stations’ uses and benefits.

Estimated cost: The Company is allocating $1,500,000 for its first year of marketing.

3.	Operations.

Produce and install liquefied-natural-gas stations for our initial clients.

Estimated cost: The Company is allocating $5,500,000 for the manufacturing and installation of LNG stations and the necessary vehicle conversions in its first year.

We are highly dependent on the success of this offering to execute upon this proposed plan of operations. If we are unable to raise sufficient funds through this offering or obtain alternate financing in lieu of funds raised through this offering, we may never complete development and become profitable. In order to become profitable, we may still need to secure additional debt or equity funding above and beyond what we are seeking to raise through this offering. To such end, we hope to be able to raise additional funds from an offering of our stock in the future or loans. However, this offering may not occur, or if it occurs, it may not raise the required funding. We do not have any plans or specific agreements for new sources of funding at present.

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10.    GENERAL PARTNER AND SIGNIFICANT EMPLOYEES

Our general partner is LNG Management Services Inc., an Oregon corporation (“LNG Management”).

The table below lists our general partner, its formation date, and the date of its first appointment to such position. Each position is currently held with an indefinite term of office.

Name	Position	Formation	Date of First
Appointment
LNG Management Services Inc. (1)	General Partner	September 1, 2016	September 1, 2016

(1)	LNG Management Services Inc. was incorporated under the laws of Oregon on September 1, 2016. LNG Management Services Inc.’s registered agent address is 1270 SE Monmouth Cutoff Road Dallas, OR 97338. Raymon Tate serves as LNG Management Services Inc.’s Chief Executive Officer. Raymon Tate, together with Tim C. Tight and Michael R. Tate, serve as LNG Management Services Inc.’s Board of Directors. LNG Management Services Inc. holds 100,000 of American Technology & Gas LP’s Limited Partnership Units. LNG Management Services Inc.’s Chief Executive Officer’s biography is as follows:

Raymon Tate

Mr. Ray Tate is one of the founding members of American Gas & Technology LP, serves as Chief Executive Officer of the Company’s General Partner, LNG Management Services Inc., and is the principal inventor of the AG&T LNG Station. With nearly 40 years of experience in the automotive industry, he is known as an automotive and transportation energy expert. Mr. Tate has worked extensively in mechanical and electronic automotive development, with his most significant experience being in the area of alternative-fuels development and operations. Mr. Tate is a former member of the U.S. Department of Energy Infrastructure Development Working Group Committee. He has served on the Board of Directors of the National Natural Gas Vehicle Coalition, an organization of more than 180 companies dedicated to the development of the alternative fuel, as well as the California Natural Gas Vehicle Coalition. Mr. Tate is a former Associate Member of the Society of Automotive Engineers. Mr. Tate developed and managed a $12 million portfolio of real estate in Northern California. He was also the Managing General Partner of a 10MW biomass cogeneration facility in northern California.

Code of Ethics Policy

We have not yet adopted a code of ethics that applies to our general partner.

General Partner

Our Limited Partnership Agreement provides that we shall have one (1) general partner. The general partner will serve until its successor is elected and qualified, subject to removal by Company vote of the members.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent persons, the functions that would have been performed by such committees are performed by our general partner. Thus, there is a potential conflict of interest in that our general partner has the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or general partner.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our general partner. In addition to having no nominating committee for that purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

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Family Relationships

Michael R. Tate, brother of Founder Raymon E. Tate, Jr., serves on LNG Management’s Board of Directors.

Involvement in Certain Legal Proceedings

No general partner promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting her involvement in any type of business, securities or banking activities,

•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Significant Employees

Mr. Ray Tate serves as Chief Executive Officer of the Company’s General Partner, LNG Management Services Inc.

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11.   COMPENSATION OF GENERAL PARTNER

The following table sets forth information about the annual compensation to date of each of our three highest-paid persons who were employees of our general partner during our last completed fiscal year.

		Cash	Other	Total
	Capacities in which	compensation	compensation	compensation
Name	compensation was received	($)	($)	($)
Raymon E. Tate, Jr.	CEO of General Partner	$22,250	-0-	-0-

Compensation of general partner

We do not compensate the CEO of our general partner for attendance at meetings. We reimburse the CEO of our general partner for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans in place yet.

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12.   SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership, as of the date of this prospectus, of our Limited Partnership Units by each person known by us to be the beneficial owner of more than 5% of our outstanding Units, and our general partner. To the best of our knowledge, the persons named have sole voting and investment power with respect to such Units, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of Units beneficially owned by such person, which includes the number of Units as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of Units outstanding as of such date plus the number of Units as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Limited Partnership Units listed below have sole voting and investment power with respect to the Units shown.

		Amount and
	Amount and	nature of
	nature of	beneficial	Percent
Name and address of beneficial	beneficial	ownership	of class
owner (1)	ownership (2)	acquirable	(3)
Raymon E. Tate, Jr.	11,842,450	-0-	91.1%
LNG Management Services Inc.	100,000	-0-	0.8%

(1)	The address of those listed is 1270 SE Monmouth Cutoff Road Dallas, OR 97338
(2)	Unless otherwise indicated, all Units are owned directly by the beneficial owner.
(3)	Based on 13,000,000 Units outstanding prior to this Offering.
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13.   INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than the issuance of Units, during the last fiscal year, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any general partner or beneficial holder of more than 5% of the outstanding Units, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Conflicts of Interest and Corporate Opportunities

The general partner has acknowledged that under Oregon Corporate law that it must present to the Company any business opportunity presented to it that meets Oregon's standard for a corporate opportunity:  (1) the Company is financially able to exploit the opportunity; (2) the opportunity is within the Company’s line of business; (3) the Company has an interest or expectancy in the opportunity; and (4) by taking the opportunity for its own, the corporate fiduciary will thereby be placed in a position inimical to its duties to the corporation. This is enforceable and binding upon the general partner.  However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Company.  It is the Company’s intention to adopt such policies and procedures in the immediate future.

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14.   SECURITIES BEING OFFERED

Capital Stock

As of the date of this prospectus we had 13,000,000 units issued and outstanding and 25,000,000 authorized. The following is a summary of the rights of our capital stock as provided in our certificate of limited partnership and Limited Partnership Agreement. For more detailed information, please see our certificate of limited partnership and Limited Partnership Agreement, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Limited Partnership Units

As of the date of this registration statement, there were 13,000,000 Limited Partnership Units issued and outstanding.

Voting Rights. The holders of the Limited Partnership Units are entitled to one vote for each Unit held of record on all matters submitted to a vote of the members. Under our certificate of limited partnership and Limited Partnership Agreement, our members will not have cumulative voting rights.

Dividends. Members are entitled to receive ratably those dividends, if any, as may be declared from time to time by the general partner out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, members will be entitled to share ratably in the net assets legally available for distribution to members after the payment of all of our debts and other liabilities.

Other Rights. Members have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the limited partnership units.

Rule 144

A person who has beneficially owned restricted Limited Partnership Units for at least six months would be entitled to sell their Units provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. If we are not subject to the Exchange Act periodic reporting requirements, then non-affiliates then non-affiliates must hold the Limited Partnership Units for at least one year. Persons who have beneficially owned restricted Limited Partnership Units for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of Units that does not exceed the greater of either of the following:

•      1% of the number of Units then outstanding, which will equal 150,000 Limited Partnership Units immediately after this offering; and

•      the average weekly trading volume of the Units during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

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15.   FINANCIAL STATEMENTS

American Gas & Technology LP

Oregon Limited Partnership

Financial Statements and Independent Auditor’s Report

As of December 31, 2015, and for the period from

September 10, 2015 (inception) through December 31, 2015

33

American Gas & Technology LP

34

To the Partners of

American Gas & Technology LP

Dallas, Oregon

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of American Gas & Technology LP (a limited partnership), which comprise the balance sheet as of December 31, 2015, and the related statements of operations, changes in unitholders’ equity, and cash flows for the period from September 10, 2015 (inception) to December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

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An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Gas & Technology LP as of December 31, 2015, and the results of its operations and its cash flows for the period from September 10, 2015 (inception) to December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that American Gas & Technology LP (the “Partnership”) will continue as a going concern. As described in Note 3 to the financial statements, the Partnership is newly formed and has not yet commenced planned principal operations nor generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Partnership’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

December 30, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

36

AMERICAN GAS & TECHNOLOGY LP

BALANCE SHEET (AUDITED)

as of December 31, 2015

ASSETS
Current Assets
Cash and Equivalents	$ -
Total Current Assets	-

TOTAL ASSETS	$ -

LIABILITIES & UNITHOLDER'S EQUITY

Total Liabilities	$ -

Unitholders’ Equity:
Units, no par, 25,000,000 authorized, 1,354,186 issued and outstanding	160
Accumulated Deficit	(160)
Total Unitholders’ Equity	-

TOTAL LIABILITIES AND UNITHOLDERS’ EQUITY	$ -

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.
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AMERICAN GAS & TECHNOLOGY LP

STATEMENTS OF OPERATIONS (AUDITED)

For the period from September 10, 2015 (Inception) to December 31, 2015

Net revenues	$ -
Cost of revenues	-
Gross margin	-

Operating Expenses
General and administrative	160

Total Operating Expenses	160
Loss from Operations	(160)

Net Loss	$ (160)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

38

AMERICAN GAS & TECHNOLOGY LP

STATEMENTS OF CHANGES IN UNITHOLDERS’ EQUITY (AUDITED)

For the period from September 10, 2015 (Inception) to December 31, 2015

	Partnership Units		Accumulated Deficit
	Units	Amount		Total Unitholders’ Equity

Balance at September 10, 2015 (inception)	-	$ -	$ -	$ -
Issuance of units	1,354,186	160		160
Net loss			(160)	(160)
Balance at December 31, 2015	1,354,186	$ 160	$ (160)	$ -

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

39

AMERICAN GAS & TECHNOLOGY LP

STATEMENTS OF CASH FLOWS (AUDITED)

For the period from September 10, 2015 (Inception) to December 31, 2015

OPERATING ACTIVITIES
Net loss	$ (160)
Net cash used in operating activities	(160)

INVESTING ACTIVITIES
Net cash provided by investing activities	-

FINANCING ACTIVITIES
Partner Capital Contribution	160
Net cash provided by financing activities	160

Net cash increase for period	-
Cash at beginning of period	-
Cash at end of period	$ -

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

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AMERICAN GAS & TECHNOLOGY LP

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2015 and for the period then ended

NOTE 1: NATURE OF OPERATIONS

American Gas & Technology LP (the “Partnership” or “Company”), is a limited partnership organized September 10, 2015 under the laws of Oregon. The Partnership was organized to build vehicle refueling stations that make liquefied natural gas (LNG) from natural gas at a customer’s facility.

As of December 31, 2015, the Partnership has not commenced planned principal operations nor generated revenue. The Partnership’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Partnership commences its planned principal operations, it will incur significant additional expenses. The Partnership is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Partnership’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Partnership conform to accounting principles generally accepted in the United States of America (GAAP).

The Partnership has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Partnership does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Partnership adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Partnership considers all highly liquid securities with an original maturity of less than three months to be cash equivalents.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

41

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property and equipment has been recorded as of December 31, 2015.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

At December 31, 2015, the Company held no funds in excess of FDIC insurance limits.

Revenue Recognition

The Partnership recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenue has been earned or recognized as of December 31, 2015.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Partnership is a limited partnership. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its partners. Therefore, no provision for income tax has been recorded in the statements. Income from the Partnership is reported and taxed to the partners on their individual tax returns.

The Partnership complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a Partnership’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Partnership’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Partnership’s financial statements. The Partnership believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Partnership may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Partnership is not presently subject to any income tax audit in any taxing jurisdiction.

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NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Partnership is a business that was recently formed and has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues since inception. Further, the Partnership has generated a net loss of $160 for the period from September 10, 2015 (inception) through December 31, 2015 and a corresponding accumulated deficit of $160 as of December 31, 2015. The Partnership’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Partnership will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Partnership to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Partnership be unable to continue as a going concern.

NOTE 4: UNITHOLDERS’ EQUITY

The Company is an Oregon limited partnership. There is one equity class with 25,000,000 common units authorized and every unit carries one vote.

On September 10, 2015 Raymon E. Tate, Jr. as the sole limited partner registered the Company and paid $150 in setup fees on behalf of the Company in exchange for 1,254,186 units.

On September 10, 2015 the general partner, LNG Management Services Inc. paid $10 in expenses in conjunction with registering the Company and was issued 100,000 units in the Company.

As of December 31, 2015 Raymon E. Tate, Jr. held 1,254,186 units and LNG Management Services Inc. held 100,000 units. 25,000,000 units were authorized and 1,354,186 were issued and outstanding.

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Partnership has early adopted the new standard effective immediately.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period

43

of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Partnership has not elected to early adopt this pronouncement.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Partnership will adopt those that are applicable under the circumstances.

NOTE 6: SUBSEQUENT EVENTS

Subsequently, on March 28, 2016, the General Partner adopted a resolution, which called for the sale of 1,057,550 common units to employees and other related parties for total proceeds of $106.

Effective June 30, 2016, the Company entered into an assignment agreement, under which Mr. Tate transferred all of his intellectual property, two demonstration LNG stations, and various capital assets to the Company in exchange for 10,000,000 membership units.

Effective June 30, 2016, the Company entered into another assignment agreement under which Mr. Tate agreed to transfer the following at a future date in exchange for 522,600 membership units. These assets and liabilities have not yet been transferred, title remains with the original holders as of the issuance of these financial statements, and the ability to transfer these assets and liabilities is subject to the approval of the mortgage holders:

-	Full Ownership of real property consisting of land and two buildings in Dallas, Oregon.
-	A $338,000 holdback reserve to be paid out when the demonstration LNG station is refurbished and successfully produces and pumps the first batch of LNG into a vehicle.
-	Assumption of a $4,125,000 mortgage bearing 11% interest, with 23 monthly interest-only payments of $37,813 commencing on April 6, 2016 and ending on February 8, 2018 and a final estimated balloon payment of $4,162,813 on March 8, 2018. The loan is secured by the real property, and Mr. Tate has personally guaranteed the loan.
-	Assumption of a $600,000 second mortgage bearing 6% interest commencing on April 6, 2016 and ending on October 6, 2017 for a total term of 18 months. The terms of this note call for the Company to establish an interest-bearing reserve of $36,000 against interest during the first year. Beginning April 6, 2017 the Company shall make amortized monthly payments of $5,038. On the due date of this Note, October 1, 2017, Company shall make a single payment of the remaining principal balance of $587,000. The loan is secured by the real property, and Mr. Tate has personally guaranteed the loan.

Mr. Tate continued to fund the Company in exchange for additional units and provided a significant amount of additional capital equipment, computer supplies, and furniture for both administration and manufacturing. On September 30, 2016, Mr. Tate received a total of 65,664 membership units in exchange for these partner capital contributions.

Management has evaluated subsequent events through December 30, 2016, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

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AMERICAN GAS & TECHNOLOGY LP

FINANCIAL STATEMENTS

as of September 30, 2016 and for the period from

September 10, 2015 (Inception) through December 31, 2015 and from January 1, 2016 to September 30, 2016

45

AMERICAN GAS & TECHNOLOGY LP

BALANCE SHEET (UNAUDITED)

as of September 30, 2016

	Sep 30, 2016	Dec 31, 2015
ASSETS
Current Assets
Cash and Equivalents	$ 50,105	-
Holdback for Demo Station	338,000	-
Total Current Assets	388,105	-

Fixed Assets
Vehicles	30,988
Liquefier Stations	2,400,000
Equipment	59,311
Furniture & Fixtures	51,723
Accumulated Depreciation	(5,750)
Total Fixed Assets	2,536,272	-

TOTAL ASSETS	$ 2,924,377	-

LIABILITIES & UNITHOLDERS’ EQUITY

Total Liabilities	-	-

Unitholder's Equity
Units, no par, 25,000,000 authorized, 13,000,000 issued and outstanding	$ 3,066,585	$ 160
Accumulated Deficit	(142,209)	(160)
Total Unitholders’ Equity	2,924,377	-

TOTAL LIABILITIES AND UNITHOLDERS’ EQUITY	$ 2,924,377	$ -

The accompanying notes are an integral part of these financial statements.

46

AMERICAN GAS & TECHNOLOGY LP

STATEMENTS OF OPERATIONS (UNAUDITED)

	Jan 1 –Sep 30, 2016	Sep 10 – Dec 31, 2015
Net Revenue	-	-
Cost of revenues	-	-
Gross Margin	-	-

Operating Expenses
General and administrative	$ 109,576	$ 160
Sales and marketing	24,301
R&D	1,439
Manufacturing	982
Depreciation Expense	5,750
Total Operating Expenses	142,049	160

Loss from Operations	(142,049)	(160)
Net Loss	$ (142,049)	$ (160)

Net loss per unit attributable to common unitholders	(0.01)	(0.00)
Weighted-average number of common units outstanding	13,000,000	1,354,186

The accompanying notes are an integral part of these financial statements.

47

AMERICAN GAS & TECHNOLOGY LP

STATEMENTS OF CHANGES IN UNITHOLDERS’ EQUITY (UNAUDITED)

For the period from September 10, 2015 (Inception) to December 31, 2015, and

for the period from January 1, 2016 to September 30, 2016

	Partnership Units
	Units	Amount	Accumulated Deficit	Total Unitholders’ Equity

Balance at Sept. 10, 2015 (inception)	-	$ -	$ -	$ -
Issuance of units	1,354,186	160		160
Net loss			(160)	(160)
Balance at December 31, 2015	1,354,186	$ 160	$ (160)	$ -
Issuance of units	11,645,814	3,066,425		3,066,425
Net loss			(142,049)	(142,049)
Balance at September 30, 2016	13,000,000	$3,066,585	$ (142,209)	$ 2,924,377

The accompanying notes are an integral part of these financial statements.

48

AMERICAN GAS & TECHNOLOGY LP

STATEMENTS OF CASH FLOWS (UNAUDITED)

For the period from September 10, 2015 (Inception) to December 31, 2015, and

For the period from January 1, 2016 to September 30, 2016

	Jan-Sep 2016	Dec 2015
OPERATING ACTIVITIES
Net loss	(142,049)	(160)
Depreciation Expense	5,750
Increase in Property Holdback Reserve	(338,000)
Net cash provided by Operating Activities	(474,300)	(160)

INVESTING ACTIVITIES
Vehicles	(30,988)
Demonstration LNG Stations	(2,400,000)
Equipment	(59,311)
Furniture & Fixtures	(51,723)
Net cash provided by Investing Activities	(2,542,022)	0

FINANCING ACTIVITIES
Partner Capital Contribution	3,066,425	160
Net cash provided by Financing Activities	3,066,425	160

Net cash increase for period	50,105	0
Cash at beginning of period	0	0
Cash at end of period	50,105	0

The accompanying notes are an integral part of these financial statements.

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AMERICAN GAS & TECHNOLOGY LP

NOTES TO THE FINANCIAL STATEMENTS

For the period from September 10, 2015 (Inception) to December 31, 2015, and

For the period from January 1, 2016 to September 30, 2016

NOTE 1: NATURE OF OPERATIONS

American Gas & Technology LP (the “Partnership” or “Company”), is a limited partnership organized September 10, 2015 under the laws of Oregon. The Partnership was organized to build vehicle refueling stations that make liquefied natural gas (LNG) from natural gas at a customer’s facility.

As of September 30, 2016, the Partnership has not commenced planned principal operations nor generated revenue. The Partnership’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Partnership commences its planned principal operations, it will incur significant additional expenses. The Partnership is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Partnership’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Partnership conform to accounting principles generally accepted in the United States of America (GAAP).

The Partnership has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Partnership does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Partnership adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Partnership considers all highly liquid securities with an original maturity of less than three months to be cash equivalents.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

50

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Leasehold improvements are amortized over the shorter of the useful life of the related assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

At September 30, 2016, the Company held no funds in excess of FDIC insurance limits.

Revenue Recognition

The Partnership recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenue has been earned or recognized as of September 30, 2016.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Partnership is a limited partnership. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its partners. Therefore, no provision for income tax has been recorded in the statements. Income from the Partnership is reported and taxed to the partners on their individual tax returns.

The Partnership complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a Partnership’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax

51

return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Partnership’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Partnership’s financial statements. The Partnership believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Partnership may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Partnership is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Partnership is a business that was recently formed and has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues since inception. Further, the Partnership has generated a net loss of $160 for the period from September 10, 2015 (inception) through December 31, 2015 and a net loss of $142,049 for the period from January 1, 2016 through September 30, 2016 and a corresponding accumulated deficit of $160 as of December 31, 2015 and $142,209 as of September 30, 2016. The Partnership’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Partnership will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Partnership to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Partnership be unable to continue as a going concern.

NOTE 4: UNITHOLDERS’ EQUITY

The Company is an Oregon limited partnership. There is one equity class with 25,000,000 common units authorized and every unit carries one vote.

On September 10, 2015 Raymon E. Tate, Jr. as the sole limited partner registered the Company and paid $150 in setup fees on behalf of the Company in exchange for 1,254,186 units.

On September 10, 2015 the general partner, LNG Management Services Inc. paid $10 in expenses in conjunction with registering the Company and was issued 100,000 units in the Company.

As of December 31, 2015 Raymon E. Tate, Jr. held 1,254,186 units and LNG Management Services Inc. held 100,000 units. 25,000,000 units were authorized and 1,354,186 were issued and outstanding.

Subsequently, on March 28, 2016, the General Partner adopted a resolution, which called for the sale of 1,057,550 common units to employees and other related parties for total proceeds of $106.

Effective June 30, 2016, the Company entered into an assignment agreement, under which Mr. Tate transferred all of his intellectual property, two demonstration LNG stations, and various capital assets to the Company in exchange for 10,000,000 membership units.

Effective June 30, 2016, the Company entered into another assignment agreement under which Mr. Tate agreed to transfer the following at a future date in exchange for 522,600 membership units. These assets and liabilities have not yet been transferred, title remains with the original holders as of the issuance of these

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financial statements, and the ability to transfer these assets and liabilities is subject to the approval of the mortgage holders:

-	Full Ownership of real property consisting of land and two buildings in Dallas, Oregon.
-	A $338,000 holdback reserve to be paid out when the demonstration LNG station is refurbished and successfully produces and pumps the first batch of LNG into a vehicle.
-	Assumption of a $4,125,000 mortgage bearing 11% interest, with 23 monthly interest-only payments of $37,813 commencing on April 6, 2016 and ending on February 8, 2018 and a final estimated balloon payment of $4,162,813 on March 8, 2018. The loan is secured by the real property, and Mr. Tate has personally guaranteed the loan.
-	Assumption of a $600,000 second mortgage bearing 6% interest commencing on April 6, 2016 and ending on October 6, 2017 for a total term of 18 months. The terms of this note call for the Company to establish an interest-bearing reserve of $36,000 against interest during the first year. Beginning April 6, 2017 the Company shall make amortized monthly payments of $5,038. On the due date of this Note, October 1, 2017, Company shall make a single payment of the remaining principal balance of $587,000. The loan is secured by the real property, and Mr. Tate has personally guaranteed the loan.

Mr. Tate continued to fund the Company in exchange for additional units and provided a significant amount of additional capital equipment, computer supplies, and furniture for both administration and manufacturing. On September 30, 2016, Mr. Tate received a total of 65,664 membership units in exchange for these partner capital contributions.

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU) 2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Partnership has early adopted the new standard effective immediately.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Partnership has not elected to early adopt this pronouncement.

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Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Partnership will adopt those that are applicable under the circumstances.

NOTE 6: SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 30, 2016, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

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PART III

15. INDEX TO EXHIBITS

Exhibit 2a	Certificate of Limited Partnership
Exhibit 2b	Limited Partnership Agreement
Exhibit 6a	Assignment of Assets and Intellectual Property (filed herewith)
Exhibit 6b	Assignment of Real Property (filed herewith)
Exhibit 11a	Consent of Independent Auditor (filed herewith)
Exhibit 12a	Attorney Opinion (filed herewith)

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AMERICAN GAS & TECHNOLOGY LP

16.  SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Oregon, on February 16, 2017.

American Gas & Technology LP

By:	/s/Raymon E. Tate Jr.
Name:	LNG Management Services Inc.
Title:	General partner
(Principal Executive, Financial and Accounting Officer)
By:	Raymon Tate
Its:	Chief Executive officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/Raymon E. Tate Jr.		February 16, 2017
LNG Management Services Inc. By: Raymon Tate Its: Chief Executive Officer and Director	General Partner (Principal Executive, Financial and Accounting Officer)